Exhibit 99.1

Contact:  Mike Schuh  425-951-1224

SONOSITE ANNOUNCES PRELIMINARY 2009 REVENUE

BOTHELL, WA – January 5, 2010 – SonoSite, Inc. (Nasdaq:SONO), the world leader and specialist in hand-carried ultrasound for the point-of-care, today provided preliminary revenue results for the fourth quarter and year ended December 31, 2009.

Overall 2009 revenue was approximately $69 million in the fourth quarter and $227 million for the year.  Overall revenue included $4 million for the fourth quarter and $7 million for the year from the recently acquired CardioDynamics International Corporation (CDIC).

Excluding CDIC, revenue was down 7% in the fourth quarter and down 10% for the year compared to the prior year.  For the quarter, a decrease in military orders caused a 6% revenue decline.  Changes in foreign currency rates increased revenue in the fourth quarter by 4% but decreased revenue by 2% for the year.

“Exiting 2009, we were encouraged by an uptick in momentum during the fourth quarter,” said Kevin Goodwin, SonoSite President and CEO.  “On a constant currency basis, international revenue was level in the fourth quarter and grew 1% for the year.  Our US Direct business was down compared to the prior year but continued to grow sequentially. Strong US bookings at the year end and a positive outlook by our sales force have provided some renewed optimism heading into 2010.”

The revenue estimates are preliminary.  SonoSite plans to report complete fourth quarter and 2009 financial results on February 11, 2010 after the close of the financial markets.

Conference Call Information
SonoSite will hold a conference call on February 11 at 1:30 pm PT/4:30 pm ET.  The call will be broadcast live and can be accessed via http://www.sonosite.com/company/investors. A replay of the audio webcast will be available beginning February 11, 2010, 5:30 pm PT and will be available until February 25, 2010, 9:59 pm PT by dialing (719) 457-0820 or toll-free (888) 203-1112. The confirmation code 7406921 is required to access the replay. The call will also be archived on SonoSite’s website.

About SonoSite
SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound. Headquartered near Seattle, the company is represented by ten subsidiaries and a global distribution network in over 100 countries. SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to our future financial position and operating results are “forward-looking statements” for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance, are based on potentially inaccurate assumptions and are subject to known and unknown risks and uncertainties, including, without limitation, the risk that the acquisition of CardioDynamics will not yield the expected potential benefits, our ability to manufacture, market and sell our newest products, spending patterns in the hospital market, healthcare reform, fluctuations in foreign currency exchange rates, and the other factors contained in Item 1A. “Risk Factors” section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.